Exhibit 1.01 to Form SD

CONFLICT MINERALS REPORT

CISCO SYSTEMS, INC.

Cisco Systems, Inc. (herein referred to as “Cisco,” the “Company,” “we,” “our” and “us”) is committed to sourcing components and materials from companies that share our values regarding human rights, ethics, and environmental responsibility. Our supply chain responsibility practices include the sourcing of minerals used in our products. As Cisco does not directly procure minerals from mines, or the smelters or refiners (“SORs”) that process them, we work to advance responsible mineral sourcing in the upstream supply chain through our policies and due diligence practices.

About this Report

This Conflict Minerals Report (“CMR”) has been prepared by Cisco in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended. The information contained herein includes only the activities of Cisco’s majority-owned subsidiaries and variable interest entities that are subject to the Final CM Rules (as defined below).

This CMR for the reporting period January 1 to December 31, 2021 is presented to comply with the final conflict minerals implementing rules promulgated by the Securities and Exchange Commission (“SEC”), as modified by the SEC order issued on May 2, 2014 (“Final CM Rules”). The Final CM Rules were adopted by the SEC to implement the reporting requirements mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Final CM Rules impose reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals (as defined below) that are necessary to the functionality or production of such products. “Conflict Minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum and tungsten (collectively or individually, as appropriate, “3TG”).

To comply with the Final CM Rules, we conducted due diligence on the source and chain of custody of the Conflict Minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to ascertain whether these Conflict Minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, “Covered Countries”) and financed or benefited armed groups in any of these countries.

I.	Overview

Company Overview

Cisco designs and sells a broad range of technologies that power the Internet. We are integrating our platforms across networking, security, collaboration, applications and the cloud. These platforms are designed to help our customers manage more users, devices and things connecting to their networks. This will enable us to provide customers with a highly secure, intelligent platform for their digital business.

Products Overview

Cisco’s products and technologies are grouped into the following categories: Secure, Agile Networks; Internet for the Future; Collaboration; End-to-End Security; Optimized Application Experiences; and Other Products.

Secure, Agile Networks consists of our core networking technologies of switching, enterprise routing, wireless, and compute products. These technologies help our customers build networks, automate, orchestrate, integrate, and digitize data. The 3TG present in Cisco’s supply chain is used primarily in the manufacture of these Secure, Agile Networks products.

Internet for the Future consists of our routed optical networking, public 5G, silicon, and optics offerings.

Collaboration consists of our collaboration and contact center offerings.

End-to-End Security consists of our overall security offerings.

Optimized Application Experiences consists of our full stack observability and cloud-native platform offerings.

In addition to our product offerings, we provide a broad range of service and support options for our customers, including technical support services and advanced services.

Supply Chain Overview

Cisco’s supply chain operations encompass the development, manufacture, distribution and take-back of our products. This includes sourcing, order management, manufacturing, delivery, and “reverse logistics” (which refers to logistics relating to the return, reuse and/or recycling of products).

We spend billions of dollars each year with a complex community of thousands of suppliers around the world. We have categorized our suppliers into three types: manufacturing partners, component suppliers, and logistics and service providers. Certain component suppliers, e.g., packaging suppliers, as well as logistics and service providers, were excluded from the reasonable country of origin inquiry (“RCOI”) and due diligence measures discussed below because we have concluded that they do not provide Cisco with any products within the scope of the Final CM Rules.

Due to Cisco’s commitment to responsible sourcing, we commenced conflict minerals-related due diligence on a voluntary basis in 2012. As Cisco does not have a direct relationship with 3TG SORs, we collaborate with our suppliers and other companies within our sector to implement many of our Conflict Minerals compliance policies and processes.

Cisco requires “In-Scope Suppliers,” defined as direct suppliers within our product supply chain that could potentially be supplying products/components that contain 3TG, to provide information regarding the origin, source and chain of custody of the Conflict Minerals contained in our product components and materials. Cisco has relied upon such information in the preparation of this CMR.

Overview of Cisco’s Alignment with Existing Conflict Minerals Industry Initiatives

Cisco has been a member of the Responsible Business Alliance (“RBA”) since April 2008 and is a participant in the RBA’s Responsible Materials Initiative (“RMI,” member code CSCO). We support this multi-industry initiative that audits SORs’ sourcing activities and advances responsible sourcing practices. We have adopted the RMI’s standard industry tools and templates, including the Responsible Minerals Assurance Process (“RMAP”) and Conflict Minerals Reporting Template (“CMRT”). The RMAP is a standardized audit program for SORs that assesses management systems for responsible sourcing and also determines country of origin of the minerals processed. The CMRT is a data collection tool designed to enable our In-Scope Suppliers to investigate, determine and disclose the identity of the SORs that are in their supply chains. Additionally, Cisco participates in RMI subcommittees to support advancement in mineral due diligence activities and tools.

II.	Design of Cisco’s Responsible Minerals Program

Summary of Cisco’s Responsible Minerals Program

Our Responsible Minerals Program works across our supply chain organization and is designed to advance ethical sourcing and risk mitigation in multiple ways:

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Policy Management: Our Responsible Minerals Policy is designed to set clear expectations for our suppliers, and we have established a governance structure for internal management and evaluation of the due diligence process including situational decision making and escalation processes regarding supplier behavior.

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Due Diligence Plan: Our due diligence activities include identifying and mitigating risk in 3TG sourcing to comply with applicable laws and regulations and to help us achieve our responsible sourcing goals.

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Collaboration and Community: Cisco collaborates with industry peers in seeking to address systemic obstacles to greater transparency with respect to minerals-related sourcing activity. We also engage further upstream with manufacturing partners and suppliers, and we operate through the RMI to engage SORs and mining companies to strengthen our ability to source responsibly.

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Advancing Mineral Supply Chain Transparency: Cisco is exploring new tools and technologies for enabling data transfer from mines to the downstream supply chain, with the goal of increasing visibility and supporting ethical mineral sourcing.

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Communicating Impact: Cisco reports on our policy, activities, and results in our annual SEC filing pertaining to Conflict Minerals, to which this CMR is an exhibit, and also in other forms of public reporting, such as our annual Corporate Social Responsibility Impact Report, to inform our stakeholders.

Cisco’s Responsible Minerals Program Design and Alignment to the OECD’s Five Steps

Cisco designed its due diligence with respect to the source and chain of custody of the 3TG contained in its products based on the five-step due diligence framework set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s (“OECD’s”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“CAHRAs”), including the supplements thereto. Additionally, Cisco requires suppliers to source only from SORs conformant with the applicable RMAP standard or a cross-recognized scheme. The RMAP requires SORs to address all risks identified in Annex II of the OECD guidance, including forced labor1, the worst forms of child labor2, gross human rights violations, war crimes, direct or indirect support to non-state armed groups and security forces, bribery, and money laundering.

1.	Establish Strong Company Management Systems

Responsible Minerals Policy: The Cisco Responsible Minerals Policy states our commitment to working with our suppliers to source minerals in alignment with our values concerning human rights, business ethics, labor, health and safety practices, and environmental responsibility. We support the responsible extraction of minerals from the Covered Countries and other CAHRAs, as well as responsible sourcing from artisanal and small-scale mines (ASM). Responsibly sourced minerals are an important enabler of peaceful economic activity in these communities.

The Cisco Responsible Minerals Policy can be found on our corporate website, www.cisco.com, by clicking on “About Cisco” at the bottom of the webpage, and then on the resulting webpage clicking on the “Supply chain sustainability” link under the “Doing business with Cisco” header.

Internal Management Structure: Cisco maintains a governance structure for internal management and evaluation of the due diligence process relating to 3TG. Our internal Supply Chain Sustainability Team manages and implements our 3TG due diligence practices. The team notifies senior management in our supply chain organization of changes in supplier risk level and due diligence results by reporting to the Supply Chain Human Rights Governance Committee, which provides executive oversight of human rights risks and opportunities within our supply chain and oversees the integration of human rights policies and priorities into our business operations. The committee is comprised of our Senior Vice President of Supply Chain Operations and other executives representing our Global Manufacturing and Logistics, Global Supplier Management, Technology & Quality, and Supply Chain Transformation teams, as well as our Legal organization. Annually, our supply chain organization produces the Form SD that is filed with the SEC, and prior to being filed, the Form SD is reviewed and signed by Cisco’s senior-most executive associated with responsible minerals.

[1]	See the International Labour Organization’s Forced Labour Convention, 1930, and the Abolition of Forced Labour Convention, 1957.
[2]	See the International Labour Organization’s Worst Forms of Child Labour Convention, 1999.

Mineral Supply Chain System of Controls: Cisco strives for transparency in our Conflict Mineral supply chain. We have implemented a system of controls that allows for the identification of upstream actors and the country of origin of minerals, using supplier surveys such as the RMI’s CMRT and data from the RMI’s RMAP. We collect, assess, and maintain, in a database records of our due diligence efforts.

Supplier Engagement: To improve our suppliers’ due diligence capabilities, Cisco produced a 3TG Supplier Survey guide that provides additional background information about responsible sourcing issues and best practices for conducting due diligence. The Cisco Responsible Minerals Policy is incorporated by reference into our standard master purchasing agreements in supply chain procurement, and such master purchasing agreements also require suppliers to adhere to the RBA Code of Conduct, which in turn requires suppliers to adopt a responsible minerals policy. Cisco assesses if each supplier has adopted such a responsible minerals policy by reviewing the information provided by the supplier in the CMRT. Additionally, responsible mineral sourcing is one of the indicators reported and measured in Cisco’s Supplier Scorecard, which is reviewed regularly with suppliers and informs business decisions. Our aim in incorporating responsible mineral sourcing into the Supplier Scorecard is to drive accountability throughout the supplier relationship. Our suppliers receive points for returning CMRTs that meet Cisco’s CMRT acceptance criteria and for meeting our responsible mineral sourcing requirements. If we find, in the course of conducting due diligence, that suppliers are not meeting Cisco’s expectations for responsible mineral sourcing, such suppliers are flagged for mineral sourcing risks, and our practice is to direct them to develop and execute plans to improve performance. Cisco will terminate relationships with suppliers that do not make improvements to comply with our policy.

Company Grievance Mechanism: Cisco has a company-level grievance mechanism to collect concerns, questions, or grievances from any interested party regarding violations of the Responsible Minerals Policy. The grievance mechanism is the Cisco EthicsLine, our online corporate responsibility tool found on our corporate website, www.cisco.com, by clicking on “About Cisco” at the bottom of our homepage, and then on the resulting webpage clicking on the “Report unethical behavior” link under the “Doing business with Cisco” header.

2.	Identify and Assess Risk in the Supply Chain

In-Scope Supplier Identification: To determine how and where 3TG is used in our supply chain, we identify suppliers that may have 3TG-qualifying components, which involves excluding suppliers utilizing component classes that do not contain metals, such as component classes containing only software, plastic materials or paper materials, and suppliers utilizing components that we otherwise have reason to believe do not contain 3TG. The next step is to analyze these suppliers to address changes in the supply chain due to merger and acquisition activities and other exclusion criteria. The remaining suppliers are categorized as “In-Scope Suppliers.”

In-Scope Supplier CMRT Data Collection: A survey of In-Scope Suppliers is conducted using the CMRT, which provides a mechanism for these suppliers to provide details regarding the SORs from which their suppliers source 3TG. The responses from the CMRT are collected in a database that we maintain that allows us to track responses and perform due diligence on that data.

In-Scope Supplier CMRT Analysis and Research: Once we receive responses, we analyze and research them. In-Scope Suppliers that provide one or more CMRTs that do not meet our acceptance criteria (or that do not provide a CMRT) are contacted again in order to correct information, obtain additional information, and/or seek clarification on whether specific SORs contributed to Cisco products.

In-Scope Supplier Tracking and Monitoring: We track and monitor the completion of CMRTs by In-Scope Suppliers using internal tools. Suppliers receive at least three communications from Cisco about completing the CMRT. Based on Cisco’s CMRT acceptance criteria, we escalate certain missing CMRTs to our Global Supplier Management team for further engagement Our policy is to conduct follow-up communications with In-Scope Suppliers whose CMRTs report SORs that are not RMAP “Conformant” (as defined hereinafter) or “Active” (as defined hereinafter), including conducting meetings with them to discuss progress toward removing Non-Conformant SORs from their supply chains.

Smelter Analysis and RCOI Determination: Cisco uses country of origin data obtained during RMAP SOR audits to determine country of origin of 3TG in our supply chain. We compare the list of SORs reported on the accepted CMRTs submitted by our In-Scope Suppliers against the RMI Smelter Reference List to determine which SORs are validated by the RMI to be actual SORs. We then compare that list of validated SORs against the RMI’s list of RMAP Conformant SORs. To complete a RCOI determination, Cisco compares the list of the RMAP Conformant SORs reported by our suppliers against the RMI’s Reasonable Country of Origin Information Data List, which provides data on the country of origin of minerals processed by RMAP Conformant SORs, to create a list of countries from which the 3TG sourced by the RMAP Conformant SORs in our supply chain may have originated. We have included this list in this CMR as Addendum B.

3.	Design and Implement a Strategy to Respond to Identified Risks

Report Findings to Senior Management: Cisco’s Supply Chain Human Rights Governance Committee is notified of identified risks in our supply chain following the completion of the CMRT data collection process. The committee reviews a summary of supplier responses, a detailed analysis of SORs reported in our supply chain including the RMAP-conformance status, and an overview of emerging issues. In addition, senior management receives ongoing updates of due diligence activities in regular supplier business review meetings or as incidents and allegations arise.

Create and Implement a Risk Management Plan: Cisco maintains a risk management plan and metrics for mitigation efforts. We track the number of Conformant, Active, and Non-Conformant SORs as reported to us in our CMRT supplier surveys. Based on that data, we determine risk mitigation procedures including working with suppliers on a strategy to remove SORs that are both Non-Conformant and uncooperative from the supply chain. In the event that a supplier does not make efforts to comply with our Responsible Minerals Policy, the situation may be escalated to our Global Supplier Management organization for a determination as to whether to remove such supplier from our supply chain.

SOR RMAP Conformant status may change, even during the same year in which the CMRT reporting step has been completed. We therefore monitor the RMAP participation status of SORs in our supply chain throughout the year via engagement with and updates from the RMI. We also monitor our suppliers’ adherence to Cisco’s Supplier Code of Conduct and Responsible Minerals Policy throughout the year, and we strive to hold them accountable through our Supplier Scorecard and other internal business processes.

4.	Support the Process for Independent Third-Party Audits of SORs

Cisco strongly supports independent, third-party audits at identified points in the supply chain, primarily through our membership and participation in the RMI and also by supporting other tools for advancing due diligence practices.

5.	Report on Supply Chain Due Diligence

Cisco publicly reports on our supply chain due diligence policies and practices in our annual Corporate Social Responsibility Impact Report. We also publish, on our website, our annual SEC filing pertaining to Conflict Minerals, to which this CMR is an exhibit, and the CMR contains a list of the Conformant or Active SORs identified on the CMRTs submitted by Cisco’s In-Scope Suppliers that meet Cisco’s CMRT acceptance criteria. These documents can be found on our corporate website, www.cisco.com, by clicking “About Cisco” at the bottom of the webpage, and then on the resulting webpage clicking on the “Supply chain sustainability” link under the “Doing business with Cisco” header.

III.	Cisco’s 2021 RCOI and Due Diligence Measures and Results

Below are the actions performed for this reporting period in order to conduct the RCOI and exercise due diligence on the source and chain of custody of the necessary 3TG contained within our products that may or may not have originated from the Covered Countries and may or may not have come from recycled or scrap smelters or refiners.

In-Scope Supplier Survey Responses

During the reporting year, Cisco surveyed its In-Scope Suppliers using the CMRT. We received responses from 168 In-Scope Suppliers, which represents approximately 99% of Cisco’s spend with direct materials suppliers whose components or assemblies may contain 3TG. We then proceeded to analyze the CMRTs provided by In-Scope Suppliers that met Cisco’s CMRT acceptance criteria.

Smelter and Refiner RCOI and Due Diligence Results

The results of Cisco’s due diligence on the source and chain of custody of Cisco’s necessary 3TG are the product of an iterative and escalating data collection and dialogue process with our In-Scope Suppliers, as described in the immediately foregoing section.

RCOI Results

As described above, Cisco compared the list of SORs reported on the CMRTs submitted by our In-Scope Suppliers that met Cisco’s CMRT acceptance criteria first against the RMI Smelter Reference List, then against the RMI’s list of RMAP Conformant SORs, and finally against the RMI’s RCOI Information Data List dated March 25, 2022 to create the list of countries set forth in Addendum B.

Due Diligence Results

The CMRTs submitted by Cisco’s In-Scope Suppliers that met Cisco’s CMRT acceptance criteria identified 307 unique SORs, down from 315 unique SORs in the previous reporting year. Of such 307 unique SORs, 237 are conformant with the applicable RMAP standard (collectively, “Conformant” smelters and refiners), and 18 are “Active” according to the RMI, meaning that they are engaged in the RMAP, but a conformance determination has not yet been made (collectively, “Active” smelters and refiners). Table 1 below presents, by Conflict Mineral, the total number of unique SORs identified on CMRTs submitted by Cisco’s In-Scope Suppliers that met Cisco’s CMRT acceptance criteria and the percentage that are considered low risk. Cisco defines low risk SORs as meeting either of the following criteria: 1) conformant or active in a recognized audit program, or 2) not part of a recognized audit program but confirmed by a third-party research provider to either be 100% recycled/scrap operations or to not source from Covered Countries. See Addendum A for a list of all SORs identified on CMRTs submitted by Cisco’s In-Scope Suppliers that met Cisco’s CMRT acceptance criteria. The number of SORs identified as either Conformant or Active for the 2021 reporting year has increased by 3 from the previous reporting year: 255 SORs for the 2021 reporting year versus 252 SORs for the 2020 reporting year.

Table 1 – Low-Risk Smelters and Refiners, by Conflict Mineral.

(as reported to Cisco by In-Scope Suppliers)

	Total Smelters and Refiners, by Conflict Mineral (2021) *	Number Conformant or Active** (2021)	Number Confirmed Recyclers or Not Sourcing from Covered Countries (2021)	Current Percentage Low Risk (see definition above) (2021)	Previous Percentage Low Risk (see definition above)	Previous Percentage Conformant or Active
					(2020)	(2019)	(2018)
Gold	150	109	24	89%	81%	70%	69%
Tantalum	36	36	0	100%	100%	100%	100%
Tin	73	64	0	88%	86%	84%	90%
Tungsten	48	46	0	96%	95%	96%	95%

*	Includes smelters and refiners that are potential sources of 3TG
**

Includes refiners accepted onto the London Bullion Market Association (LBMA) Good Delivery list or certified by the Responsible Jewellery Council (RJC), which are both responsible minerals standards recognized by the RMAP.

Based on information provided by Cisco In-Scope Suppliers on CMRTs that met Cisco’s CMRT acceptance criteria and the RMI’s March 25, 2022 RCOI data, the countries from which the 3TG sourced by the RMAP Conformant SORs in our supply chain may have originated are listed in Addendum B.

Follow Up Risk Mitigation Activities

As part of our risk management plan, Cisco monitors its supply chain for SORs that Cisco has deemed “high-risk” because (i) such SORs have not participated in a third-party audit program and (ii) certain red flags identified by the OECD Due Diligence Guidance are present. Cisco’s policy is to require its suppliers to remove these high-risk SORs from their supply chains. In 2021, by reviewing information gathered from the RMI and independent research, Cisco determined that six SORs in the supply chains of our suppliers were designated high-risk.

For suppliers that reported high-risk SORs, we requested additional information about which of their suppliers (sub-tier suppliers to Cisco) reported these SORs and whether those sub-tier suppliers provided material for components sold to Cisco. Each supplier was required to submit a plan and timeline for removing these SORs from their supply chain. Suppliers that did not immediately comply were escalated through Cisco’s supply chain management organization for senior executive review and action, which may include removal of these suppliers from our supply chain. After escalation, the high-risk SORs are no longer reported by suppliers that submitted CMRTs that met Cisco’s CMRT acceptance critiera.

Additionally, Cisco is engaged with the RMI Smelter Engagement Team to address issues relating to high-risk SORs, and we continue to engage our suppliers as we work to eliminate Non-Conformant SORs from our supply chain.

IV.	Due Diligence Improvement Efforts

We intend to take the following steps to improve our due diligence measures and to further mitigate the risk that the 3TG contained in our products could benefit armed groups in the Covered Countries:

Policy Management:

Cisco reviews its Responsible Minerals Policy annually, and an update to the policy was published in May 2022 to further align the Responsible Minerals Policy with the OECD Due Diligence Guidance and Cisco’s human rights commitments. The key change in this policy was to require in-scope suppliers to add cobalt to their mineral due diligence activities. In 2021, we reported the results of due diligence conducted with respect to cobalt contained in lithium-ion batteries in the fiscal year 2021 Corporate Social Responsibility Purpose Report and plan to continue to expand those activities in 2022.

Due Diligence Plan:

We plan to continue to enhance In-Scope Supplier communication and engagement to improve In-Scope Supplier data accuracy and completeness, and we intend to continue to exert influence throughout our supply chain through the use of supplier scorecards and review processes. Our goal is for suppliers to assure that they source 3TG from SORs that are conformant with the applicable RMAP standard, including those that source responsibly from the Covered Countries and other CAHRAs.

Throughout the year, when incidents or allegations of human rights or other violations are reported about SORs in our supply chain, we engage with other supply chain actors including our suppliers, in certain situations the relevant SORs, and industry groups. By requesting information on the allegation and the steps being taken to investigate and address such allegation, we continue to drive transparency and accountability through our supply chain. A key tool that we use is the RMI’s Mineral Grievance Platform, an online cross-industry platform that screens and addresses grievances linked to minerals supply chains.

In 2021, Cisco again contributed financially to the RMI’s Audit Fund. This fund is an important tool for promoting entry into the RMAP program. Our intention with our contribution is to encourage a high level of SOR participation in the RMAP and to offset the due diligence cost of sourcing responsibly.

Additionally, in response to expanding stakeholder expectations and global regulations, Cisco created a procedure to identify likely CAHRAs based on guidance from the EU, OECD, and the United Nations. This procedure is helpful in determining when additional due diligence regarding supplier compliance with our Responsible Minerals Policy is warranted. We conduct periodic reviews of this procedure to ensure alignment with guidance published by government bodies and policymakers.

Collaboration and Community:

In 2021, Cisco continued collaborating with peer companies and other stakeholders through participation in the RMI. We were involved in the RMI Smelter Engagement Team, which works to increase participation in the RMAP process; the RMI Mining Engagement Team, which seeks to identify ways to share data from upstream mining companies with downstream manufacturers; and the RMI ASM Workgroup, which is focused on driving performance improvements and mitigating the risks associated with artisanal and small-scale mining. We anticipate deepening our involvement in these groups and engaging on other issues relevant to our minerals sourcing strategy.

Cisco is also a member of the European Partnership for Responsible Minerals (EPRM), a multi-stakeholder partnership designed to increase the number of mines that adopt responsible mining practices in CAHRAs. One EPRM-funded project that Cisco supported directly in 2021 is Scalable Trade in Artisanal Gold (STAG), which directly aids Burkinabe miners’ efforts to improve their livelihoods through mineral resources. STAG aims to establish a commercially viable pathway to market for responsibly sourced artisanal gold. The first step in that path is to implement a standard for responsible mining at the participating mine sites that will ensure gold is extracted in accordance with our expectations for protecting human rights and the environment. The implementation of that standard will be recognized by due diligence systems like RMAP as a way to validate ASM gold sources, which will enable these ASM miners to gain access to the global market for responsibly mined gold. In addition to providing financial support, Cisco is committed to participating in STAG’s Downstream Progressive Due Diligence Lab, which will promote ASM sourcing and due diligence among midstream and downstream actors in the supply chain. We are proud to be part of this project alongside EPRM, RMI, RESOLVE, Artisanal Gold Council, and AG Sarl. We look forward to continue participating in this project and have contributed funding to advance the project in 2022.

Advancing Mineral Supply Chain Transparency:

Building upon previous engagements to increase transparency and the usefulness of minerals supply chain data, in 2021, Cisco funded a mine monitoring program, the RCS Global Better Mining program, that provides key insights to mining organizations and downstream customers. The RCS Global Better Mining program has improved understanding of working conditions at ASM sites in the DRC and surrounding countries. We look forward to learning from this data in 2022.

Beyond mine monitoring, Cisco supports the development of traceability tools to connect mine-level data with customers and stakeholders downstream. The goal of this work is to help create dependable ways to communicate chain of custody data among supply chain partners, digitize the data to make it more auditable, establish and improve links between upstream and downstream, and help supply chain participants reduce costs for proving responsible sourcing practices. In 2021, Cisco contributed to the Chain of Custody tool developed by Minespider as part of their OreSource platform. Cisco funded the creation of on-boarding and training materials to assist ASM producers in Liberia and Rwanda, who receive access to the tool for free. These materials included program marketing materials, localized on-boarding materials, and translated instances of the software in English, German, French, and Spanish. We look forward to following the implementation of this tool at additional ASM sites in 2022.

Communicating Impact:

We have disclosed our responsible mineral sourcing activities in this CMR and also plan to disclose such activities in our fiscal year 2022 Purpose Report, which we plan to issue later in the current calendar year.

V.	Conclusion

Cisco continues to work towards achieving a responsible 3TG supply chain for our products. Given that we have received insufficient information with respect to certain SORs that may have processed the 3TG in our products, we are unable to conclude whether our products are conflict-free, and for this reason, pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, an independent private sector audit of the report presented herein has not been conducted.

FORWARD-LOOKING STATEMENTS

Statements relating to due diligence process improvement made in this CMR, as well as certain other statements made in this CMR, are forward-looking in nature and are based on Cisco’s management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors (such as whether industry organizations and initiatives such as the RBA and RMI remain effective as a source of external support to us in the Conflict Minerals compliance process and whether the results of our efforts to improve the due diligence process, to enhance industry collaboration regarding the same, to investigate possible investment in new supply chain compliance technologies and to expand upon our supply chain-related human rights initiatives will be effective) that may be outside of Cisco’s control and that could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third-party materials or references to websites (including Cisco’s) are not incorporated by reference in, or considered to be a part of, this CMR unless expressly incorporated by reference herein.

Addendum A: List of Smelters and Refiners

The following list contains the SORs that may have been used to process 3TG used in Cisco products based on information provided by Cisco In-Scope Suppliers on CMRTs that met Cisco’s CMRT acceptance criteria. Cisco does not have direct relationships with these SORs or their suppliers. We continue to work with our suppliers to improve due diligence efforts and remove SORs that violate our Responsible Minerals Policy or that otherwise meet certain criteria relating to sourcing risk. This list is dated as of April 10, 2022.

Metal	Smelter Name	Country
Gold	L’Orfebre S.A.	ANDORRA

Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA

Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA

Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM

Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL

Gold	Marsam Metals	BRAZIL

Gold	Asahi Refining Canada Ltd.	CANADA

Gold	CCR Refinery—Glencore Canada Corporation	CANADA

Gold	Royal Canadian Mint	CANADA

Gold	Planta Recuperadora de Metales SpA	CHILE

Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA

Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA

Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA

Gold	Guangdong Jinding Gold Limited	CHINA

Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA

Gold	Heraeus Metals Hong Kong Ltd.	CHINA

Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA

Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA

Gold	Jiangxi Copper Co., Ltd.	CHINA

Gold	Lingbao Gold Co., Ltd.	CHINA

Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA

Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA

Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA

Gold	Metalor Technologies (Suzhou) Ltd.	CHINA

Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA

Gold	Refinery of Seemine Gold Co., Ltd.	CHINA

Gold	Shandong Gold Smelting Co., Ltd.	CHINA

Gold	Shandong Humon Smelting Co., Ltd.	CHINA

Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA

Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA

Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA

Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA

Gold	Yunnan Copper Industry Co., Ltd.	CHINA

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA

Gold	C.I Metales Procesados Industriales SAS	COLOMBIA

Gold	Sancus ZFS (L’Orfebre, SA)	COLOMBIA

Gold	SAFINA A.S.	CZECHIA

Gold	SAAMP	FRANCE

Gold	WEEEREFINING	FRANCE

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY

Gold	Aurubis AG	GERMANY

Gold	C. Hafner GmbH + Co. KG	GERMANY

Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY

Gold	DODUCO Contacts and Refining GmbH	GERMANY

Gold	Heimerle + Meule GmbH	GERMANY

Gold	Heraeus Germany GmbH Co. KG	GERMANY

Gold	SAXONIA Edelmetalle GmbH	GERMANY

Gold	WIELAND Edelmetalle GmbH	GERMANY

Gold	Augmont Enterprises Private Limited	INDIA

Gold	Bangalore Refinery	INDIA

Gold	CGR Metalloys Pvt Ltd.	INDIA

Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA

Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA

Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA

Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA

Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA

Gold	JALAN & Company	INDIA

Gold	Kundan Care Products Ltd.	INDIA

Gold	MD Overseas	INDIA

Gold	MMTC-PAMP India Pvt., Ltd.	INDIA

Gold	Sai Refinery	INDIA

Gold	Shirpur Gold Refinery Ltd.	INDIA

Gold	Sovereign Metals	INDIA

Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA

Gold	8853 S.p.A.	ITALY

Gold	Chimet S.p.A.	ITALY

Gold	Italpreziosi	ITALY

Gold	Safimet S.p.A	ITALY

Gold	T.C.A S.p.A	ITALY

Gold	Aida Chemical Industries Co., Ltd.	JAPAN

Gold	Asahi Pretec Corp.	JAPAN

Gold	Asaka Riken Co., Ltd.	JAPAN

Gold	Chugai Mining	JAPAN
Gold	Dowa	JAPAN

Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN

Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN

Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN

Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN

Gold	Japan Mint	JAPAN

Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN

Gold	Kojima Chemicals Co., Ltd.	JAPAN

Gold	Matsuda Sangyo Co., Ltd.	JAPAN

Gold	Mitsubishi Materials Corporation	JAPAN

Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN

Gold	Nihon Material Co., Ltd.	JAPAN

Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN

Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN

Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN

Gold	Tokuriki Honten Co., Ltd.	JAPAN

Gold	Yamakin Co., Ltd.	JAPAN

Gold	Yokohama Metal Co., Ltd.	JAPAN

Gold	Kazzinc	KAZAKHSTAN

Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN

Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF

Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF

Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF

Gold	LT Metal Ltd.	KOREA, REPUBLIC OF

Gold	NH Recytech Company	KOREA, REPUBLIC OF

Gold	Samduck Precious Metals	KOREA, REPUBLIC OF

Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF

Gold	Torecom	KOREA, REPUBLIC OF

Gold	Kyrgyzaltyn JSC	KYRGYZSTAN

Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA

Gold	Sellem Industries Ltd.	MAURITANIA

Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO

Gold	REMONDIS PMR B.V.	NETHERLANDS

Gold	K.A. Rasmussen	NORWAY

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES

Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND

Gold	JSC Novosibirsk Refinery	RUSSIAN FEDERATION

Gold	JSC Uralelectromed	RUSSIAN FEDERATION

Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION

Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION

Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION

Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE

Gold	AU Traders and Refiners	SOUTH AFRICA

Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA

Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA

Gold	SEMPSA Joyeria Plateria S.A.	SPAIN

Gold	Boliden AB	SWEDEN

Gold	Argor-Heraeus S.A.	SWITZERLAND

Gold	Cendres + Metaux S.A.	SWITZERLAND

Gold	Metalor Technologies S.A.	SWITZERLAND

Gold	PAMP S.A.	SWITZERLAND

Gold	PX Precinox S.A.	SWITZERLAND

Gold	Valcambi S.A.	SWITZERLAND

Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA

Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA

Gold	Umicore Precious Metals Thailand	THAILAND

Gold	Istanbul Gold Refinery	TURKEY

Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY

Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES

Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES

Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES

Gold	Advanced Chemical Company	UNITED STATES OF AMERICA

Gold	Alexy Metals	UNITED STATES OF AMERICA

Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA

Gold	Geib Refining Corporation	UNITED STATES OF AMERICA

Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA

Gold	Materion	UNITED STATES OF AMERICA

Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA

Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA

Gold	QG Refining, LLC	UNITED STATES OF AMERICA

Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA

Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN

Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN

Tantalum	LSM Brasil S.A.	BRAZIL

Tantalum	Mineracao Taboca S.A.	BRAZIL

Tantalum	Resind Industria e Comercio Ltda.	BRAZIL

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA

Tantalum	F&X Electro-Materials Ltd.	CHINA

Tantalum	FIR Metals & Resource Ltd.	CHINA

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA

Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA

Tantalum	Jiangxi Tuohong New Raw Material	CHINA

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA

Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA

Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA

Tantalum	Yancheng Jinye New Material Technology Co., Ltd.	CHINA

Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA

Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA

Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA

Tantalum	NPM Silmet AS	ESTONIA

Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY

Tantalum	TANIOBIS GmbH	GERMANY

Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY

Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA

Tantalum	Global Advanced Metals Aizu	JAPAN

Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN

Tantalum	Taki Chemical Co., Ltd.	JAPAN

Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN

Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN

Tantalum	KEMET de Mexico	MEXICO

Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION

Tantalum	TANIOBIS Co., Ltd.	THAILAND

Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA

Tantalum	Exotech Inc.	UNITED STATES OF AMERICA

Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA

Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA

Tantalum	QuantumClean	UNITED STATES OF AMERICA

Tantalum	Telex Metals	UNITED STATES OF AMERICA

Tin	Metallo Belgium N.V.	BELGIUM

Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)

Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)

Tin	Estanho de Rondonia S.A.	BRAZIL

Tin	Mineracao Taboca S.A.	BRAZIL

Tin	Soft Metais Ltda.	BRAZIL

Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL

Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL

Tin	Melt Metais e Ligas S.A.	BRAZIL

Tin	Resind Industria e Comercio Ltda.	BRAZIL

Tin	Super Ligas	BRAZIL

Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL

Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL

Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA

Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA

Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA

Tin	China Tin Group Co., Ltd.	CHINA

Tin	Jiangxi New Nanshan Technology Ltd.	CHINA

Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA

Tin	Yunnan Tin Company Limited	CHINA

Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA

Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA

Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA

Tin	Ma’anshan Weitai Tin Co., Ltd.	CHINA

Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA

Tin	PT Aries Kencana Sejahtera	INDONESIA

Tin	PT Artha Cipta Langgeng	INDONESIA

Tin	PT Babel Surya Alam Lestari	INDONESIA

Tin	PT Mitra Stania Prima	INDONESIA

Tin	PT Prima Timah Utama	INDONESIA

Tin	PT Refined Bangka Tin	INDONESIA

Tin	PT Stanindo Inti Perkasa	INDONESIA

Tin	PT Timah Tbk Kundur	INDONESIA

Tin	PT Timah Tbk Mentok	INDONESIA

Tin	PT Timah Nusantara	INDONESIA

Tin	PT Tinindo Inter Nusa	INDONESIA

Tin	CV Venus Inti Perkasa	INDONESIA

Tin	PT ATD Makmur Mandiri Jaya	INDONESIA

Tin	PT Menara Cipta Mulia	INDONESIA

Tin	PT Bangka Serumpun	INDONESIA

Tin	PT Rajawali Rimba Perkasa	INDONESIA

Tin	PT Mitra Sukses Globalindo	INDONESIA

Tin	PT Babel Inti Perkasa	INDONESIA

Tin	PT Belitung Industri Sejahtera	INDONESIA

Tin	PT Bukit Timah	INDONESIA

Tin	PT Cipta Persada Mulia	INDONESIA

Tin	PT Panca Mega Persada	INDONESIA

Tin	PT Sariwiguna Binasentosa	INDONESIA

Tin	PT Sukses Inti Makmur	INDONESIA

Tin	PT Tommy Utama	INDONESIA

Tin	Dowa	JAPAN

Tin	Mitsubishi Materials Corporation	JAPAN

Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA

Tin	Pongpipat Company Limited	MYANMAR

Tin	Minsur	PERU

Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES

Tin	Fenix Metals	POLAND

Tin	Novosibirsk Processing Plant Ltd.	RUSSIAN FEDERATION

Tin	Luna Smelter, Ltd.	RWANDA

Tin	Metallo Spain S.L.U.	SPAIN

Tin	CRM Synergies	SPAIN

Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND

Tin	Thaisarco	THAILAND

Tin	Alpha	UNITED STATES OF AMERICA

Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA

Tin	Tin Technology & Refining	UNITED STATES OF AMERICA

Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM

Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM

Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM

Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM

Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA

Tungsten	ACL Metais Eireli	BRAZIL

Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL

Tungsten	Cronimet Brasil Ltda	BRAZIL

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA

Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA

Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA

Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA

Tungsten	Fujian Xinlu Tungsten	CHINA

Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA

Tungsten	GEM Co., Ltd.	CHINA

Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA

Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA

Tungsten	Xiamen Tungsten Co., Ltd.	CHINA

Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA

Tungsten	H.C. Starck Tungsten GmbH	GERMANY

Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY

Tungsten	A.L.M.T. Corp.	JAPAN

Tungsten	Japan New Metals Co., Ltd.	JAPAN

Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF

Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES

Tungsten	Artek LLC	RUSSIAN FEDERATION

Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION

Tungsten	JSC “Kirovgrad Hard Alloys Plant”	RUSSIAN FEDERATION

Tungsten	Moliren Ltd.	RUSSIAN FEDERATION

Tungsten	NPP Tyazhmetprom LLC	RUSSIAN FEDERATION

Tungsten	OOO “Technolom” 1	RUSSIAN FEDERATION

Tungsten	OOO “Technolom” 2	RUSSIAN FEDERATION

Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION

Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA

Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA

Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA

Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA

Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA

Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM

Tungsten	Masan High-Tech Materials	VIET NAM

Addendum B: List of Countries of Origin of Conflict Minerals

Based on information provided by Cisco In-Scope Suppliers on CMRTs that met Cisco’s CMRT acceptance criteria and the RMI’s March 25, 2022 RCOI data, the countries from which the 3TG sourced by the RMAP Conformant SORs identified on such CMRTs may have originated are listed below.

Country	Metal

Argentina	Gold

Armenia	Gold

Australia	Tantalum, Tin, Tungsten

Austria	Tungsten

Azerbaijan	Gold

Belgium	Tin

Benin	Gold

Bolivia	Gold, Tantalum, Tin, Tungsten

Botswana	Gold

Brazil	Gold, Tantalum, Tin, Tungsten

Burkina Faso	Gold

Burundi	Tantalum, Tin, Tungsten

Canada	Gold

Chile	Gold

China	Gold, Tantalum, Tin, Tungsten

Colombia	Gold, Tantalum, Tin, Tungsten

Congo, Democratic Republic of the	Tantalum, Tin, Tungsten

Costa Rica	Gold

Cote d’Ivoire	Gold

Cuba*	Gold

Cyprus	Gold

Dominican Republic	Gold

Ecuador	Gold

Eritrea	Gold

Ethiopia	Tantalum

Finland	Gold

France	Tantalum

French Guiana	Gold

Georgia	Gold

Germany	Tantalum, Tin

Ghana	Gold

Guinea	Gold

Guyana	Gold

Honduras	Gold

India	Tantalum

Indonesia	Gold, Tin

Japan	Gold

Kazakhstan	Tungsten

Kyrgyzstan	Tungsten

Laos	Tin

Madagascar	Tantalum

Malaysia	Gold, Tantalum, Tin, Tungsten

Mali	Gold

Mexico	Gold, Tungsten

Mongolia	Gold, Tin, Tungsten

Morocco	Gold

Mozambique	Gold, Tantalum

Myanmar	Tantalum, Tin, Tungsten

Namibia	Tantalum

Nicaragua	Gold

Niger	Gold

Nigeria	Tantalum, Tin, Tungsten

Oman	Gold

Peru	Gold, Tin, Tungsten

Philippines	Gold, Tungsten

Portugal	Tin, Tungsten

Russian Federation	Gold, Tantalum, Tin, Tungsten

Rwanda	Gold, Tantalum, Tin, Tungsten

Saudi Arabia	Gold

Senegal	Gold

Sierra Leone	Gold, Tantalum

South Africa	Gold

South Korea	Gold, Tin

Spain	Tantalum, Tin, Tungsten

Suriname	Gold

Swaziland	Gold

Sweden	Gold

Taiwan	Tin

Tajikistan	Gold

Tanzania	Gold

Thailand	Tantalum, Tin, Tungsten

Uganda	Gold, Tantalum, Tin, Tungsten

United Kingdom of Great Britain and Northern Ireland	Tin, Tungsten

United States of America	Gold, Tantalum, Tin, Tungsten

Uzbekistan	Tungsten

Venezuela	Tin

Vietnam	Gold, Tin, Tungsten

Zimbabwe	Tantalum, Tungsten

*

Cisco does not procure materials directly from this country and does not do business with any companies or individuals located within its national boundaries, unless duly authorized by the US and other relevant local authorities. The RMI RCOI data used to generate this country list is aggregated across multiple smelters or refiners, and therefore Cisco products do not necessarily incorporate material sourced from all countries listed.